Access Map for Golden Cross Property, White Pine County, Nevada


Winnemucca
Elko
Wells
West Wendover
Battle Mountain
Lovelock
RENO
Fallon
Austin
Eureka
Ely
CARSON CITY
Hawthorne
Tonopah
N
1:100,000
Access from Ely, Nevada
Golden Cross Property